Exhibit 99.1

November 9, 2017

TransEnterix, Inc. Reports Operating Results for the Third Quarter 2017

•	Received U.S. FDA 510(k) clearance for the Senhance Surgical System October 13, 2017

•	Cash and Restricted Cash of over $100 million as of October 31, 2017

RESEARCH TRIANGLE PARK, N.C.—(BUSINESS WIRE)— TransEnterix, Inc. (NYSE American:TRXC), a medical device company that is pioneering the use of robotics to improve minimally invasive surgery, today announced its operating and financial results for the third quarter of 2017.

“We are very excited about the progress we made during the third quarter and the 510(k) clearance of the Senhance in October,” said Todd M. Pope, President and Chief Executive Officer of TransEnterix. “There is a significant opportunity for the Senhance in the U.S., with millions of laparoscopic procedures done each year using basic manual tools. As we look to 2018, we are focused on the clinical and commercial success of Senhance in the U.S. while continuing to build on our commercial momentum in Europe and Asia.”

Commercial and Clinical Update

On October 13, 2017, the Company received U.S. FDA 510(k) clearance for the Senhance Surgical System, with indications for use in laparoscopic colorectal surgery and laparoscopic gynecologic surgery. The Company’s U.S. sales team currently includes 17 professionals.

During the third quarter, the Company sold one Senhance system in Taiwan. The system is under a special import process into Taiwan, and does not yet have approval for clinical use. A submission has been sent to Taiwanese authorities for regulatory review, and clearance is expected in 2018. Revenues associated with this sale will be deferred until clinical use of the system commences.

Financial Highlights

For the three months ended September 30, 2017, the Company reported revenue of $0.2 million, primarily related to the recognition of deferred service revenue from previous system sales.

For the three months ended September 30, 2017, total operating expenses were $37.8 million, as compared to $14.0 million in the three months ended September 30, 2016. Operating expenses during the quarter included a $22.9 million non-cash charge for change in fair value of warrant liabilities related to the Company’s April 2017 equity financing.

For the three months ended September 30, 2017, net loss was $38.5 million, or $0.26 per share, as compared to $12.9 million, or $0.11 per share, in the three months ended September 30, 2016.

For the three months ended September 30, 2017, adjusted net loss was $13.0 million, or $0.09 per share, as compared to $11.3 million, or $0.10 per share in the three months ended September 30, 2016, after adjusting for non-cash charges related to amortization of intangible assets, change in fair value of contingent consideration, and change in fair value of warrant liabilities.

The Company had cash and restricted cash of approximately $30.9 million as of September 30, 2017, of which $6.4 million was restricted. As of October 31, 2017, the Company had cash and restricted cash totaling $100.7 million. The increase in October was primarily the result of proceeds obtained from the at-the-market equity offering established in August 2017 and the proceeds from warrant exercises, offset by operating cash flows.

Conference Call

TransEnterix, Inc. will host a conference call on Thursday, November 9, 2017 at 4:30 PM ET to discuss its third quarter 2017 operating and financial results. To listen to the conference call on your telephone, please dial (844) 804-5261 for domestic callers or (612) 979-9885 for international callers and reference conference ID 8898746 approximately ten minutes prior to the start time. To access the live audio webcast or archived recording, use the following link http://ir.transenterix.com/events.cfm. The replay will be available on the Company’s website.

About TransEnterix

TransEnterix is a medical device company that is pioneering the use of robotics to improve minimally invasive surgery by addressing the clinical and economic challenges associated with current laparoscopic and robotic options in today’s value-based healthcare environment. The company is focused on the commercialization of the Senhance™ Surgical Robotic System, a multi-port robotic system that brings the advantages of robotic surgery to patients while enabling surgeons with innovative technology such as haptic feedback and eye sensing camera control. The company is also developing the SurgiBot™ System, a single-port, robotically enhanced laparoscopic surgical platform. The Senhance Surgical Robotic System is available for sale in the US, the EU and select other countries. For more information, visit the TransEnterix website at www.transenterix.com.

Non-GAAP Measures

The Adjusted Net Loss and Adjusted Net Loss per Share presented in this press release are non-GAAP measures. The adjustments relate to amortization of intangible assets, change in fair value of contingent consideration, and change in fair value of warrant liabilities. In the tables that follow under “Reconciliation of Non-GAAP Measures”, we present Adjusted Net Loss and Adjusted Net Loss per Share, reconciled to their comparable GAAP measures. These financial measures are presented on a basis other than in accordance with U.S. generally accepted accounting principles (“Non-GAAP Measures”). These items are adjusted because they are not operational or because these charges are non-cash or non-recurring and management believes these adjustments are meaningful to understanding the Company’s performance during the periods presented. These Non-GAAP Measures should be considered a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

Forward-Looking Statements

This press release includes statements relating to the Senhance™ Surgical Robotic System and our current regulatory and commercialization plans for this product. These statements and other statements regarding our future plans and goals constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations and include whether there will be a significant opportunity for the Senhance in the U.S and whether, as we look to 2018, we will have clinical and commercial success of Senhance in the U.S. while continuing to build on our commercial momentum in Europe and Asia. For a discussion of the risks and uncertainties associated with TransEnterix’s business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K filed on March 7, 2017 and our other filings we make with the SEC. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

TransEnterix, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue	$183	$1,466	$3,713	$1,466
Cost of revenue	921	1,031	3,227	1,031

Gross (loss) profit	(738)	435	486	435

Operating Expenses
Research and development	4,889	7,011	16,814	21,760
Sales and marketing	4,528	2,574	12,000	5,563
General and administrative	2,920	2,793	8,688	7,927
Amortization of intangible assets	1,821	1,709	5,144	5,312
Change in fair value of contingent consideration	773	(100)	1,226	1,700
Change in fair value of warrant liabilities	22,887	—	25,213	—
Issuance costs for warrants	—	—	627	—
Inventory write-down related to restructuring	—	—	—	2,565
Restructuring and other charges	—	—	—	3,085
Goodwill impairment	—	—	—	61,784

Total Operating Expenses	37,818	13,987	69,712	109,696

Operating Loss	(38,556)	(13,552)	(69,226)	(109,261)

Other Expense
Interest expense, net	(501)	(432)	(1,457)	(1,499)
Other (expense) income	(194)	(30)	(294)	65

Total Other Expense, net	(695)	(462)	(1,751)	(1,434)

Loss before income taxes	$(39,251)	$(14,014)	$(70,977)	$(110,695)
Income tax benefit	738	1,070	2,337	4,707

Net loss	$(38,513)	$(12,944)	$(68,640)	$(105,988)

Other comprehensive income
Foreign currency translation gain	2,952	689	9,515	2,199

Comprehensive loss	$(35,561)	$(12,255)	$(59,125)	$(103,789)

Net loss per share - basic and diluted	$(0.26)	$(0.11)	$(0.51)	$(0.95)

Weighted average common shares outstanding - basic and diluted	149,516	114,946	134,622	111,189

TransEnterix, Inc.

Consolidated Balance Sheets

(in thousands, except share amounts)

	September 30, 2017	December 31, 2016
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$24,483	$24,165
Accounts receivable, net	253	621
Inventories	11,273	7,883
Interest receivable	19	12
Other current assets	8,245	5,335

Total Current Assets	44,273	38,016

Restricted cash	6,386	10,425
Accounts receivable, net of current portion	—	266
Property and equipment, net	7,197	5,772
Intellectual property, net	36,663	37,090
In-process research and development	17,888	15,920
Goodwill	71,038	68,697
Other long term assets	279	63

Total Assets	$183,724	$176,249

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$2,625	$3,984
Accrued expenses	8,926	8,206
Contingent consideration – current portion	6,958	10,502
Notes payable - current portion, net of debt discount	—	7,997

Total Current Liabilities	18,509	30,689
Long Term Liabilities
Contingent consideration – less current portion	11,446	12,298
Notes payable - less current portion, net of debt discount	12,825	4,995
Warrant liabilities	31,156	—
Net deferred tax liabilities	9,223	10,397

Total Liabilities	83,159	58,379
Commitments and Contingencies
Stockholders’ Equity
Common stock $0.001 par value, 750,000,000 shares authorized at September 30, 2017, and December 31, 2016; 155,283,207 and 115,781,030 shares issued at September 30, 2017 and December 31, 2016, respectively; and 155,281,071 and 115,687,351 shares outstanding at September 30, 2017 and December 31, 2016, respectively	155	115
Additional paid-in capital	468,150	426,609
Accumulated deficit	(371,484)	(302,844)
Treasury stock at cost, 2,136 and 93,679 shares at September 30, 2017 and December 31, 2016, respectively	(2)	(241)
Accumulated other comprehensive income (loss)	3,746	(5,769)

Total Stockholders’ Equity	100,565	117,870

Total Liabilities and Stockholders’ Equity	$183,724	$176,249

TransEnterix, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2017	2016
Operating Activities
Net loss	$(68,640)	$(105,988)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation	1,816	1,498
Amortization of intangible assets	5,144	5,312
Amortization of debt discount and debt issuance costs	212	140
Stock-based compensation	5,321	3,858
Non-employee warrant awards	571	—
Common stock issued for services	—	116
Inventory write-down related to restructuring	—	2,565
Non-cash restructuring and other charges	—	2,551
Goodwill impairment	—	61,784
Deferred tax benefit	(2,320)	(4,725)
Loss on extinguishment of debt	308	—
Change in fair value of warrant liabilities	25,213	—
Change in fair value of contingent consideration	1,226	1,700
Changes in operating assets and liabilities:
Accounts receivable	886	(809)
Interest receivable	79	(9)
Inventories	(3,519)	(1,883)
Other current and long term assets	(2,454)	(1,290)
Accounts payable	(1,599)	(1,917)
Accrued expenses	207	(168)

Net cash and cash equivalents used in operating activities	(37,549)	(37,265)

Investing Activities
Purchase of property and equipment	(1,488)	(878)
Purchase of intellectual property	(418)	—

Net cash and cash equivalents used in investing activities	(1,906)	(878)

Financing Activities
Payment of debt	(13,343)	(4,972)
Proceeds from issuance of debt and warrants, net of issuance costs	12,956	—
Payment of contingent consideration	(395)	—
Proceeds from issuance of common stock and warrants, net of issuance costs	31,546	57,637
Taxes paid related to net share settlement of vesting of restricted stock units	(168)	(130)
Proceeds from exercise of stock options and warrants	5,449	163

Net cash and cash equivalents provided by financing activities	36,045	52,698

Effect of exchange rate changes on cash and cash equivalents	(311)	(133)

Net (decrease) increase in cash, cash equivalents and restricted cash	(3,721)	14,422
Cash, cash equivalents and restricted cash, beginning of period	34,590	38,449

Cash, cash equivalents and restricted cash, end of period	$30,869	$52,871

Supplemental Disclosure for Cash Flow Information Interest paid	$597	$1,019
Supplemental Schedule of Noncash Investing Activities
Transfer of inventory to property and equipment	—	$1,866
Issuance of common stock as contingent consideration	$5,227	—
Relative fair value of warrants issued with debt	$300	—
Reclass of warrant liability to common stock and additional paid in capital	$2,289	—

RECONCILIATION OF NON-GAAP MEASURES

Adjusted Net Loss and Loss per Share

(in thousands except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited, U.S. Dollars, in thousands)	2017	2016	2017	2016
Net loss	(38,513)	(12,944)	(68,640)	(105,988)
Adjustments
Amortization of intangible assets	1,821	1,709	5,144	5,312
Change in fair value of contingent consideration	773	(100)	1,226	1,700
Change in fair value of warrant liabilities	22,887	—	25,213	—
Inventory write-down related to restructuring	—	—	—	2,565
Restructuring and other charges	—	—	—	3,085
Goodwill impairment	—	—	—	61,784

Adjusted net loss from continuing operations	(13,032)	(11,335)	(37,057)	(31,542)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited, per diluted share)	2017	2016	2017	2016
Net loss per share	(0.26)	(0.11)	(0.51)	(0.95)
Adjustments
Amortization of intangible assets	0.01	0.01	0.04	0.04
Change in fair value of contingent consideration	0.01	(0.00)	0.01	0.02
Change in fair value of warrant liabilities	0.15	—	0.18	—
Inventory write-down related to restructuring	—	—	—	0.02
Restructuring and other charges	—	—	—	0.03
Goodwill impairment	—	—	—	0.56

Adjusted net loss per share	(0.09)	(0.10)	(0.28)	(0.28)

The non-GAAP financial measures for the three and nine months ended September 30, 2017 provide management with additional insight into its results of operations and are calculated using the following adjustments:

a.)	Intangible assets that are amortized consist of purchased patent rights recorded at cost and amortized over 7 to 10 years.

b.)

Contingent consideration in connection with the Senhance Acquisition is recorded as a liability and is the estimate of the fair value of potential milestone payments related to business acquisitions. Contingent consideration is measured at fair value using a discounted cash flow model utilizing significant unobservable inputs including the probability of achieving each of the potential milestones and an estimated discount rate associated with the risks of the expected cash flows attributable to the various milestones. Significant increases or decreases in any of the probabilities of success or changes in expected timelines for achievement of any of these milestones would result in a significantly higher or lower fair value of these milestones, respectively, and commensurate changes to the associated liability. The contingent consideration is revalued at each reporting period and changes in fair value are recognized in the consolidated statements of operations and comprehensive loss.

c.)	The Company’s Series A Warrants and Series B Warrants are measured at fair value using a simulation model which takes into account, as of the valuation date, factors including the current exercise price, the expected life of the warrant, the current price of the underlying stock, its expected volatility, holding cost and the risk-free interest rate for the term of the warrant. The warrant liability is revalued at each reporting period and changes in fair value are recognized in the consolidated statements of operations and comprehensive loss.

d.)	The inventory write-down was related to restructuring as a result of the Company’s decision to reprioritize its efforts to focus on commercialization and regulatory clearance of the Senhance system.

e.)	The restructuring and other charges were a result of the Company’s decision to reprioritize its efforts to focus on commercialization and regulatory clearance of the Senhance system. The Company implemented a restructuring plan in the 2016 second quarter.

f.)	The goodwill impairment was due to the negative FDA response on the SurgiBot in April 2016 which obligated us to conduct an impairment analysis of the goodwill during the 2016 second quarter. A significant input to this analysis was that the Company’s market value fell below its book value during the second quarter.

For TransEnterix, Inc.

Investor Contact:

Mark Klausner, +1-443-213-0501

invest@transenterix.com

or

Media Contact:

Joanna Rice, + 1 951-751-1858

joanna@greymattermarketing.com